EXHIBIT 5.1
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                        [Meritz & Muenz LLP. letterhead]
                               September 30, 2004

Board of Directors
Trey Resources, Inc.
750 Highway 34
Matawan, New Jersey 07747

Gentlemen:

You have requested our opinion, as counsel for Trey Resources, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the registration of 4,800,000 shares (the "Registered Shares") of Class A common stock (the "Offering"), $.00001 par value per share (the "Common Stock") that have been or will be issued pursuant to the Trey Resources, Inc. 2004 Stock Incentive Plan and the Trey Resources, Inc. 2004 Directors' and Officers' Stock Incentive Plan, consisting of 2,400,000 Class A Common Stock shares, respectively.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the Registered Shares, when issued, delivered, and paid for, will be fully paid, validly issued and non-assessable pursuant to applicable Delaware law and the regulations promulgated by the Securities and Exchange Commission under the Act, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Respectfully yours,

                                       Meritz & Muenz LLP.


                                       By: s/Lawrence A. Muenz
                                          --------------------------------
                                           Lawrence A. Muenz
                                           Partner